EXHIBIT 99.2

CORPORATE PARTICIPANTS

Leigh Parrish
Financial Dynamics - IR

Craig Levra
Sport Chalet - Chairman and CEO

Howard Kaminsky
Sport Chalet - CFO

PRESENTATION

Operator

Good afternoon ladies and gentlemen and welcome to Sport Chalet's second-quarter 2008 earnings conference call. At this time, all participants are in a listen-only mode. As a reminder, ladies and gentlemen, this conference is being recorded today, November 7, 2007 and may not be reproduced in whole or in part without permission of the Company. I would not like to introduce Leigh Parrish of FD. Please go ahead.

Leigh Parrish - Financial Dynamics - IR

Thank you. Good afternoon, everyone and thank you for joining us today. If you haven't received a copy of Sport Chalet's press release, feel free to call us at 212-850-5600 and we can have a copy sent to you. Before we begin I would like to make a brief statement regarding forward-looking remarks that you may hear on the call.

Except for historical information, the statements made on this conference call are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from the forecasted results. Risks include among other things the competitive environment in the sporting goods industry in general and in the Company's specific market areas, inflation, the challenge of implementing the Company's expansion plans and maintaining its competitive position, changes in cost of goods and services, the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the SEC.
And with that out of the way, I would now like to turn the call over Craig Levra, Chairman and CEO of Sport Chalet. Craig?

Craig Levra - Sport Chalet - Chairman and CEO

Thanks, Leigh. Good afternoon, everyone and thank you very much for joining us today. On the call with me today is Howard Kaminsky, our Chief Financial Officer. Following my remarks, Howard will review our financial results for the quarter and six month periods. And as always, after our formal comments we will both be available for any questions you might have.

I would like to take a moment at the start of today's call to speak briefly about the environment in which Sport Chalet is currently operating and then put our results as well as our many corporate activities into perspective through our long-term view of our business. Clearly, we have not delivered the financial results in the first half of this fiscal year that we would've hoped.

While our plans for the year called for increased expenses as we continue to implement our store expansion strategy and ramp up new stores the weak macroeconomic environment in the western United States has negatively impacted our sales performance more than we had anticipated and has therefore limited our ability to leverage costs.

We anticipate softer consumer trends will continue near-term and that these trends have an impact on our results in the back half of the fiscal year. In addition, as most of you are aware, Southern California was recently hit with multiple wildfires across different areas.

Specifically with regard to the impact to our operations, we experienced a significant decline in store traffic during October at six of our stores that were near the fires as our local communities have been affected by these events. We also operated with reduced staff levels for several days due to road closures, poor air quality due to smoke and employees who were personally impacted by the fires. While we were impacted by these fires, we also lent support to our local communities through equipment donations to San Diego and other cities in the region who requested assistance from Sport Chalet.

Despite these challenging external trends in recent events there is underlying strength in the Sport Chalet business. Looking at the Company's market opportunity on a longer-term basis we continue to strongly believe that we can generate top and bottom line growth and achieve success through our current operating and expansion strategy. While Sport Chalet's team has remained nimble and worked to address the recent challenges we have faced, we have also continued to take significant steps forward in positioning our Company for long-term growth.

We have spoken to you over the past 12 to 18 months about new systems and infrastructure we have been putting in place to support our continued expansion while at the same time improving our ability to analyze our business. In particular, we have been focused on upgrades to merchandise planning and allocation, financial planning, and customer facing systems. These investments are critical to strengthening our competitive positioning and enabling the ongoing successful growth of Sport Chalet.

A year ago at this time, we completed the implementation of our new point-of-sale system and today we are pleased to have also completed the rollout of enterprise selling in all of our stores. Both of these initiatives are increasing our ability to service our customers as we capture more information and we're able to quickly get merchandise to our customers when and where they need it. We also continued to bring SAP closer to full installation during the quarter and remain on schedule in our plans with this new financial and merchandising system.

With regard to the outreach to our customers, we have implemented a program to better analyze and improve our marketing and advertising efforts. We are excited about the changes we have made and the new results based initiatives we're beginning to utilize for the holiday and winter seasons. Additionally we will complete the rollout of our Action Pass frequent shopper program which is currently in 20 stores to all of our stores by the end of this month. The Action Pass is another great investment in our future as it allows us to be on top of current and future trends in how customers behave and shop in our stores, which in turn enables Sport Chalet to be where the market is headed, versus where the market has been. We are also continuing to entrench the Sport Chalet brand in our local communities through sponsorships with San Jose State University, Arizona State University, the Phoenix Suns and the Los Angeles Clippers.

With regard to enhancing our store experience, we are continuing to find and bring in new specialty brands and merchandise that is geared toward sports enthusiasts and will create excitement in our stores. In particular we have bolstered the technical and performance products in our stores. This merchandise benefits us in two ways. One, it reinforces Sport Chalet's brand image as experts and two, it enables us to raise merchandise price points across our stores.

To complement our store initiatives on the e-commerce front, we recently engaged Peter Taylor, formerly of Roadrunner Sports, as a consultant to support us in our development of an updated e-commerce strategy that will involve the future launch of a new website and greatly expand the online offering of both merchandise and services.

Moving beyond our stores, we recently hired a new director of team sales, Brad Morton. Brad and the team sales division are already beginning to implement initiatives to further cement our brand relationships and more importantly, better leverage the relationship between our team sales division and our retail stores.

We are especially focused on increasing the technical and performance products offered through our team sales division in the same way we have done in our stores. We are one of only a few major sporting goods retailers with a team sales division of this size and we believe there's a significant opportunity to further build this business while also reinforcing the Company's presence and brand in our local communities.

The key component to our growth is our ongoing store expansion strategy. To date this year, we have opened four stores, adhering to our approach of backfilling existing markets to strengthen our core market position while also selectively entering new markets.

We're very pleased to have opened our first store in Utah earlier this week. The grand opening celebration was held over the weekend and included an extreme sports and airshow, a rock climbing wall and appearances by pro skiers, Cody Townsend and Ashley Battersby, and pro snowboarder, Louie Fountain. We're extremely excited about this market and plan to open additional stores in Utah in the future.

We're on track to open three additional stores this fiscal year including two more stores in Arizona and another in Las Vegas, Nevada. At year-end we will have 52 stores in four states and 71% of our store base will be new or newly remodeled.

Before I turn the call over to Howard, I would also like to touch on the Sport Chalet culture. All of Sport Chalet's management and associates are highly committed to this business and very competitive. While the external environment is tough, it only creates added focus within our team. We continually approach our business with the goal of driving further improvements in all areas of our operations. Importantly, in the almost five decades Sport Chalet has been in business, the Company's focus has always remained on enhancing the customer's shopping experience. This has been the foundation of Sport Chalet's success since our first store was opened by Norbert Olberz in 1959. We will continue to look for ways to connect with our customers through every conceivable touch point and in turn drive increased sales and profitability as we move forward.

At the start of the call, I mentioned our long-term view of the Company's performance and initiatives. At this time, almost five years ago, we established an objective of doubling the size of our Company and we're pleased to be on track to achieve that long-term goal. As we look toward reaching that milestone we are excited about the next five years and what they hold for Sport Chalet.

We're putting the right foundation in place today to deliver long-term growth and shareholder value. In summary, we maintain our focus on the future and manage our business from a long-term perspective in the first half of this fiscal year and we will continue to do so going forward.

Now, I will turn the call over to Howard for a review of our financial results.

Howard Kaminsky - Sport Chalet - CFO

Thanks, Craig and good afternoon everyone. Total sales for the second quarter were $97.7 million compared to total sales of $91.3 million in the second quarter of fiscal 2007 for a 7% gain. Seven new stores, not included in same-store sales contributed $8 million in sales during the second quarter this year, while same-store sales for the quarter decreased 2.2%.

As Craig noted at the start of the call, our sales during the quarter were negatively impacted by softer macroeconomic trends. In addition, same-store sales were affected by our own and competitors' new store openings in some of our existing markets.

For the first six months of fiscal 2008, same-store sales decreased slightly by one-half of 1%. Total sales grew to $189.2 million up 7.7% from $175.7 million in the same period of fiscal 2007. Eight stores not included in same-store sales drove the increase in total sales and contributed $15.8 million to our top line.

Gross profit in the second quarter declined to 30.4% compared to 32.2% in the second quarter of fiscal 2007. For the first six months of fiscal 2008, gross profit was 29.5% compared to 30.8% recorded in the comparable period of fiscal 2007. Gross profit in the second quarter and the first six months of the year were impacted by increased rent as a percent of sales in newer stores as well as increased promotional activity in the second quarter.

We improved SG&A to 28.8% of sales for the second quarter compared to 29.1% in the second quarter of fiscal 2007. The improvement resulted from our ability to reduce existing store and overhead costs.

For the first six months of fiscal 2008 SG&A was 29.1% of sales compared to 28.7% for the first six months of fiscal 2007 as we experienced increased expenses from new stores but were able to partially offset those costs through the reduction of existing store and overhead costs. Our net income for the second quarter was $739,000 or $0.05 per diluted share compared to net income of $1.7 million or $0.12 per diluted share in the second quarter of last year. For the six months of fiscal 2008, we reported net income of $75,000 or $0.01 per diluted share compared to net income of $2.2 million or $0.15 per diluted share in the same period of the prior fiscal year.

We have continued to prudently manage our balance sheet. Our short-term borrowing of $18.6 million versus $17.7 million at the end of last quarter due to seasonal inventory purchases, opening new stores and our ongoing system implementation. We will continue to utilize our cash flow and our credit facility to fund system enhancements and our continued growth. Our capital expenditures for the first half of the year were $12.3 million. We currently anticipate total capital expenditures for the fiscal year to be $25.3 million.

As most of you know, we provided our outlook for the full fiscal year in our business update release issued near the end of the second quarter. To reiterate our outlook, given the recent challenging sales environment, we're taking a cautious approach for the remainder of the fiscal year. Assuming current macroeconomic and Company trends continue in the second half of the year, we expect full fiscal year sales will increase only moderately over fiscal 2007 and we anticipate comp store sales will be flat to slightly below the prior fiscal year.

Net income is expected to be lower than last year as sales growth from new stores is offset by their costs as we continue to ramp up those stores to peak operating efficiency. As we provide this guidance, keep in mind we did see an impact to our sales in October which we believe was the result of the fires in Southern California. I would also like to note that our third and fourth fiscal quarters include the holiday selling season plus the winter business and can therefore be difficult to predict.

That concludes our formal remarks for today. I will now open up the call in the event any of you have any questions. Operator?

(Operator Instructions) Paul Swinand, Stephens.

Paul Swinand - Stephens, Inc. - Analyst

It's Paul Swinand for Rick Nelson. First question, on the cost reductions you mentioned, can you give any more color or be a little more specific about what types of cost reductions you've had? And I'm trying to get at can we expect to see those to continue or is that sort of more of a onetime thing?

Craig Levra - Sport Chalet - Chairman and CEO

You know clearly, when you enter into a challenging sales environment, not that we're not totally careful with all of our expenses, we put additional emphasis on looking at controllable expenses -- everything from operating costs at our distribution center to operating costs in individual stores, to how we schedule; all sorts of things like that -- general expense purchases, so on and so forth. So, we're really able to focus down on those costs and ongoing initiatives for us to make sure we are tightly controlling what we're doing and how we're doing it and treating every dollar like it's worth a dollar, like it really counts.

Operator

Jeff Mintz, Wedbush Morgan Securities.

David Epstein - Wedbush Morgan Securities - Analyst

This is actually David sitting in for Jeff. Just a couple of quick questions. Can you guys talk about how you feel about your inventory position looking in the back half of the year?

Craig Levra - Sport Chalet - Chairman and CEO

Yes, as you know, we came into the beginning of this fiscal year with a pretty significant carryover from last year. We worked very hard the first three months of the fiscal year to reduce that inventory dramatically. We finished the job in the second three months of the fiscal year and we're very excited about the position of inventory today. We're right on plan.

The product on the floor is fresh. We've got some outstanding winter product. I was obviously been out touring a lot of our stores recently and certainly our grand opening of our new stores. Our bicycle assortment is the best it's ever been. Our fitness assortment is lined up correctly. We've got exciting new product in footwear and apparel. Mountain shop -- we've got some new items there.

So we're very pleased with all the things we've things we wanted to get done from a merchandising perspective; getting those things done and being positioned as correctly as we can for the back half of the year. We do have some extra winter product as a carryover from last year. As you know, not only did the western states not have any winter, the entire world had no winter last year.

So we weren't able to leverage our way out of some of the product as we've been able to in years past. So we do have some carryover. We are taking steps -- have taken markdowns to address that inventory. We're taking steps additionally to move that inventory. Given the fact that it's not real cold yet in our markets and certainly no real significant snowfall yet.

Operator

Paul Swinand, Stephens, Inc.

Paul Swinand - Stephens, Inc. - Analyst

You guys didn't think you were just going to get one question from me, did you?

Craig Levra - Sport Chalet - Chairman and CEO

Heck no, man. We would be disappointed.

Paul Swinand - Stephens, Inc. - Analyst

Didn't want to disappoint. On the SAP install, did I miss it or did you mention when you're going to be done that?

Howard Kaminsky - Sport Chalet - CFO

We anticipate going live in our fourth quarter.

Paul Swinand - Stephens, Inc. - Analyst

Fourth quarter. And then you'll be done spending after the fourth quarter or is there additional spending for the following year?

Howard Kaminsky - Sport Chalet - CFO

Well we would anticipate system upgrades, but not to the magnitude that we've incurred this year.

Paul Swinand - Stephens, Inc. - Analyst

So, with the action pass and SAP -- would it be fair to say maybe after the first quarter you will see a reduction in the rate of spending or are you continuing to budget a similar amount?

Craig Levra - Sport Chalet - Chairman and CEO

That's a great question. We will continue to have initiatives. I don't think it will be nearly as costly as what we've done the last 12 months.

Paul Swinand - Stephens, Inc. - Analyst

Okay and do you have a target for the end of the year? Is that something you can share with us?

Howard Kaminsky - Sport Chalet - CFO

No. That's not something we've given out.

Paul Swinand - Stephens, Inc. - Analyst

And just getting back to merchandising a little, are there any -- can you give us any color on -- I know you don't like to mention specifics in merchandise but is there anything specific that you can give us color on that is strong -- any glimmers of light out there, either geography --? You did mention the performance product category initiative. Maybe you could provide some color on that or --?

Craig Levra - Sport Chalet - Chairman and CEO

Well, certainly. I think again talking about geography for a second, everywhere where we've rolled out Action Pass it works. And as you recall, we began the roll out a little over a year ago we started with one store, then three stores, and now we're up to slightly over half of our chain and it was all of our peripheral markets -- San Diego, California, Nevada, Arizona.

Now, we're in the process of getting ready to roll it out of the rest of our stores throughout Southern California. And so, that piece of the business has worked very well. I think from a merchandising perspective for the quarter, men's apparel had a very nice comp sales increase. Our outdoor apparel along with action sports apparel, skater lifestyle branded apparel, did very well for us from a comp basis.

And again, as we've upgraded our mix obtaining higher price points, better brands, better quality of product our customers have responded very favorably and we just got to keep going down that same path. Our strategic focus is to be first to market and the best at performance, technical and lifestyle apparel, footwear. And when we do that, we do really well.

Paul Swinand - Stephens, Inc. - Analyst

Just one more follow-up to that. With the Action Pass customers, are they typically higher end and do they buy higher average price point and higher margin products?

Craig Levra - Sport Chalet - Chairman and CEO

Yes to all three.

Operator

David Epstein, Wedbush Morgan Securities.

David Epstein - Wedbush Morgan Securities - Analyst

I just had one quick question related to your inventory. Looking forward, I guess your gross margins .. you talked about potentially a little more markdown activity related to leftover winter products. Any color would be appreciated.

Craig Levra - Sport Chalet - Chairman and CEO

I'm going to try to repeat your question. You said looking forward, would there be more markdown activity related to winter?

David Epstein - Wedbush Morgan Securities - Analyst

Yes, some of the excess winter product that you have leftover.

Craig Levra - Sport Chalet - Chairman and CEO

Yes, potentially there will be on that. Again, it's a great balancing act. We're trying to apply as much science to the winter business as we possibly can. We've consulted actively with Dr. Bill Patzert who's the leading climatologist at JPL here in La Canada about short-term and long-term predictions for the weather. We've worked very hard with leveraging all of our technology and systems.

I've got to tell you and I think again you are new -- about a year ago at this time we talked about the fact that had we had these back-to-back dry winters like we had just a few years ago, our Company would have been gone. The systems and technology and amount of data we're able to glean now thanks to all of these investments, they allow us to better manage the inventory, better manage inventory flow and become stronger with our vendor partners, give them sellthrough information, what's working and what's not. And it's an ongoing opportunity for us to improve.

Again, the good news is, is not too long ago, winter business for Sport Chalet represented 35% of the total sales. Today, that number is 17% and decreasing and not decreasing because we're decreasing our emphasis on winter. It's because we are doing such a great job growing other categories, whether it's running or apparel or general athletics or mountain shop -- more stable year-round businesses. And that's really a key to our ongoing success is dominate winter, reduce the risk, and grow these other less seasonal, more year-round businesses to deliver a more steady sales stream and certainly a more steady profitability stream.

David Epstein - Wedbush Morgan Securities - Analyst

Great, thanks. One last question. So, related to that, do you see gross margins flat in the back half of the year or slightly down? How do you feel about that?

Howard Kaminsky - Sport Chalet - CFO

Well, we would still see rent from the newer stores being a factor as it has been the first half of the year.

Operator

There are no more questions at this time. Mr. Levra, please continue with any closing remarks.

Craig Levra - Sport Chalet - Chairman and CEO

Thank you, operator. We would just like to thank all of you again for joining us today. If you have any follow-up questions, please feel free to contact Howard or me. Thanks very much and have a great afternoon.

Operator

This concludes today's conference call. Thank you for your participation.